UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13E-3

(AMENDMENT No. 2)

RULE 13e-3 TRANSACTION STATEMENT

Under Section 13(e) of the Securities Exchange Act of 1934

Alloy, Inc.

(Name of Issuer)

Alloy, Inc.

Alloy Media Holdings, L.L.C.

Lexington Merger Sub Inc.

ZM Capital, L.P.

ZM Capital Management, L.L.C.

ZM Capital Partners, L.L.C.

Matthew C. Diamond

James K. Johnson, Jr.

Les Morgenstein

(Names of Person(s) Filing Statement)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

19855303

(CUSIP Number of Class of Securities)

Matthew C. Diamond

Chief Executive Officer

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, NY 10001

(212) 244-4307

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on

Behalf of Person(s) Filing Statement)

With Copies to:

Richard H. Gilden, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, NY 10036 (212) 715-9100	Daniel Clivner, Esq. Simpson Thacher & Bartlett LLP 1999 Avenue of the Stars, 29th Floor Los Angeles, CA 90067 (310) 407-7555

This statement is filed in connection with (check the appropriate box):

☒	a.	The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14-C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

☐	b.	The filing of a registration statement under the Securities Act of 1933.

☐	c.	A tender offer.

☐	d.	None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies:  ☒

Check the following box if the filing is a final amendment reporting the results of the transaction:  ☐

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$129,798,732	$9,255

*	The transaction value was determined based on the sum of: (a) 12,871,410 shares of Alloy common stock (including shares of restricted stock) multiplied by $9.80 per share and (b) 1,446,211 shares of Alloy common stock underlying outstanding stock options with exercise prices less than $9.80 per share multiplied by $2.53 (which is the difference between $9.80 per share and the weighted average exercise price per share).
**	The filing fee, calculated in accordance with Exchange Act Rule 0-11, was calculated by multiplying $0.0007310 by the sum of the preceding sentence.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $9,255

Form or Registration No.: Schedule 14A

Filing Party: Alloy, Inc.

Date Filed: July 21, 2010

INTRODUCTION

This Rule 13E-3 Transaction Statement on Schedule 13E-3, together with the exhibits hereto (the “Transaction Statement”), is being filed with the Securities and Exchange Commission (“SEC”) by (a) Alloy, Inc., a Delaware corporation (“Alloy” or the “Company”), the issuer of the Company’s common stock that is subject to the Rule 13e-3 transaction, (b) Alloy Media Holdings, L.L.C., a Delaware limited liability company (“Parent”), (c) Lexington Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent, (d) ZM Capital, L.P., a Delaware limited partnership, (e) ZM Capital Management, L.L.C., a Delaware limited liability company, (f) ZM Capital Partners, L.L.C., a Delaware limited liability company, (g) Matthew C. Diamond, an individual and chief executive officer and chairman of Alloy, (h) James K. Johnson, Jr., an individual and president and chief operating officer and a director of Alloy, and (i) Les Morgenstein, an individual and president of Alloy Entertainment, a subsidiary of Alloy (collectively, the “Filing Persons”).

This Transaction Statement relates to the Agreement and Plan of Merger, dated as of June 23, 2010 (the “Merger Agreement”), by and among the Company, Parent and Merger Sub. If the Merger Agreement is adopted by the Company’s stockholders and the other conditions to closing of the Merger (as defined below) are satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as a surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”). Upon completion of the Merger, each share of the Company’s common stock will be converted into the right to receive $9.80 in cash, without interest and less any applicable withholding taxes, other than (a) shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Delaware law, (b) shares held by the Company as treasury stock, (c) shares owned by Parent or any subsidiary of Parent, (d) unvested Alloy restricted shares held by employees of Alloy who have signed consents with Alloy pursuant to which such employees consented to cancel their unvested restricted shares of the Company’s common stock in exchange for unvested forfeitable units in Parent and (e) 470,007 and 438,196 shares of Alloy common stock held by Matthew C. Diamond and James K. Johnson, Jr., respectively, which will be exchanged for fully vested and nonforfeitable equity of Parent.

Concurrently with the filing of this Transaction Statement, Alloy is filing with the SEC a revised preliminary Proxy Statement (the “Proxy Statement”) under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the special meeting of the stockholders of Alloy at which the stockholders of Alloy will consider and vote upon a proposal to approve and adopt the Merger Agreement. The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting.

Pursuant to General Instruction F to Schedule 13E-3, the information in the Proxy Statement, including all annexes, exhibits and appendices thereto, is expressly incorporated by reference herein in its entirety, and responses to each item herein are qualified in their entirety by the information contained in the Proxy Statement. The cross references below are being supplied pursuant to General Instruction G to Schedule 13E-3 and show the location in the Proxy Statement of the information required to be included in response to the items of Schedule 13E-3. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Proxy Statement.

i

Item 1.	Summary Term Sheet

The information set forth in the Proxy Statement under the following captions are incorporated herein by reference:

•	“Summary Term Sheet”

•	“Questions and Answers About the Merger and the Special Meeting”

Item 2.	Subject Company Information

(a) Name and Address. The Company’s name and the address and telephone number of its principal executive office are as follows:

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, NY 10001

(212) 244-4307

(b) Securities. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“The Special Meeting—Record Date; Shares Entitled to Vote; Quorum”

(c) Trading Market and Price. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Other Important Considerations—Market Price of Alloy common stock”

•	“Important Information About Alloy—Market Price and Dividend Data”

(d) Dividends. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Important Information About Alloy—Market Price and Dividend Data”

(e) Prior Public Offerings. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Important Information About Alloy—Transactions in Shares of Common Stock—Prior Public Offerings”

(f) Prior Stock Purchases. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Important Information About Alloy—Transactions in Shares of Common Stock—Purchases by Alloy”

•	“Important Information About Alloy—Transactions in Shares of Common Stock—Purchases by Buyer Filing Persons”

•	“Important Information About Alloy—Transactions in Shares of Common Stock—Purchases by Messrs. Diamond, Johnson and Morgenstein”

Item 3.	Identity and Background of Filing Person(s)

(a) Name and Address. Alloy, Inc. is the subject company. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—The Parties to the Merger”

•	“The Parties to the Merger”

•	“Important Information About Alloy—Directors and Executive Officers of Alloy”

•	“Annex D—Information Regarding the Buyer Filing Persons”

(b) Business and Background of Entities. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—The Parties to the Merger”

•	“The Parties to the Merger”

•	“Annex D—Information Regarding the Buyer Filing Persons”

(c) Business and Background of Natural Persons. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Important Information About Alloy—Directors and Executive Officers of Alloy”

•	“The Parties to the Merger”

•	“Annex D—Information Regarding the Buyer Filing Persons”

Item 4.	Terms of the Transaction

(a) Material Terms. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet”

•	“Questions and Answers About the Merger and the Special Meeting”

•	“Special Factors”

•	“The Special Meeting—Vote Required”

•	“The Merger Agreement (Proposal No. 1)”

•	“Annex A—Agreement and Plan of Merger”

(c) Different Terms. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Other Important Considerations—Beneficial Ownership in Parent Following the Merger”

•	“Summary Term Sheet—Other Important Considerations—Interests of the Company’s Directors and Executive Officers in the Merger”

•	“Questions and Answers about the Merger and the Special Meeting”

•	“Special Factors—Purpose and Reasons of Messrs. Diamond, Johnson and Morgenstein for the Merger”

•	“Special Factors—Position of Messrs. Diamond, Johnson and Morgenstein as to the Fairness of the Merger”

•	“Special Factors—Certain Effects of the Merger”

•	“Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”

•	“The Merger Agreement (Proposal No. 1)”

•	“Annex A—Agreement and Plan of Merger”

(d) Appraisal Rights. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Other Important Considerations—Appraisal Rights”

•	“Questions and Answers about the Merger and the Special Meeting”

•	“The Special Meeting—Rights of Stockholders Who Object to the Merger”

•	“The Merger Agreement (Proposal No. 1)—Appraisal Rights”

•	“Appraisal Rights”

•	“Annex C—Section 262 of the General Corporation Law of the State of Delaware”

(e) Provisions for Unaffiliated Security Holders. The information set forth in the Proxy Statement under the following caption is incorporated herein by reference:

•	“Special Factors—Provisions for Unaffiliated Security Holders”

(f) Eligibility for Listing or Trading. Not Applicable.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements

(a) Transactions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Other Important Considerations—Beneficial Ownership in Parent Following the Merger”

•	“Summary Term Sheet—Other Important Considerations—Interests of the Company’s Directors and Executive Officers in the Merger”

•	“Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”

•	“Important Information About Alloy—Transactions in Shares of Common Stock”

(b) Significant Corporate Events. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—The Structure of the Merger and the Merger Agreement”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”

•	“Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger”

•	“Special Factors—Purpose and Reasons of the Buyer Filing Persons for the Merger”

•	“Special Factors—Purpose and Reasons for Messrs. Diamond, Johnson and Morgenstein for the Merger”

•	“The Merger Agreement (Proposal No. 1)”

•	“Annex A—Agreement and Plan of Merger”

(c) Negotiations or Contacts. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Other Important Considerations—Beneficial Ownership in Parent Following the Merger”

•	“Summary Term Sheet—Other Important Considerations—Interests of the Company’s Directors and Executive Officers in the Merger”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”

(e) Agreements Involving the Subject Company’s Securities. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Voting Agreement”

•	“Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”

•	“The Special Meeting—Voting by Alloy’s Directors and Executive Officers”

•	“The Merger Agreement (Proposal No. 1)”

•	“Annex A—Agreement and Plan of Merger”

•	“Where You Can Find More Information”

Item 6.	Purpose of the Transaction and Plans or Proposals

(b) Use of Securities Acquired. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet”

•	“Questions and Answers About the Merger and the Special Meeting”

•	“Special Factors—Plans for Alloy After the Merger”

•	“Special Factors—Certain Effects of the Merger”

•	“Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”

•	“The Merger Agreement (Proposal No. 1)”

•	“Annex A—Agreement and Plan of Merger”

(c)(1)-(8) Plans. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet”

•	“Questions and Answers About the Merger and the Special Meeting”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger”

•	“Special Factors—Plans for Alloy After the Merger”

•	“Special Factors—Certain Effects of the Merger”

•	“Special Factors—Financing of the Merger”

•	“Special Factors—Delisting and Deregistration of Alloy Common Stock”

•	“Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”

•	“The Merger Agreement (Proposal No. 1)”

•	“Annex A—Agreement and Plan of Merger”

Item 7.	Purposes, Alternatives, Reasons and Effects

(a) Purposes. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet”

•	“Questions and Answers About the Merger and the Special Meeting”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger”

•	“Special Factors—Recommendation of our Board of Directors”

•	“Special Factors—Purpose and Reasons of the Buyer Filing Persons for the Merger”

•	“Special Factors—Purpose and Reasons of Messrs. Diamond, Johnson and Morgenstein for the Merger”

(b) Alternatives. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger”

•	“Special Factors—Purpose and Reasons of the Buyer Filing Persons for the Merger”

•	“Special Factors—Purpose and Reasons of Messrs. Diamond, Johnson and Morgenstein for the Merger”

•	“Special Factors—Effects on the Company if the Merger is Not Completed”

(c) Reasons. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger”

•	“Special Factors—Recommendation of our Board of Directors”

•	“Special Factors— Opinion of Macquarie Capital”

•	“Special Factors—Purpose and Reasons of the Buyer Filing Persons for the Merger”

•	“Special Factors—Purpose and Reasons of Messrs. Diamond, Johnson and Morgenstein for the Merger”

•	“Special Factors—Plans for Alloy After the Merger”

(d) Effects. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet”

•	“Questions and Answers About the Merger and the Special Meeting”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Plans for Alloy After the Merger”

•	“Special Factors—Certain Effects of the Merger”

•	“Special Factors—Effects on the Company if the Merger is Not Completed”

•	“Special Factors—Financing of the Merger”

•	“Special Factors—Material U. S. Federal Income Tax Consequences of the Merger”

•	“Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”

•	“Special Factors—Fees and Expenses of the Merger”

•	“The Merger Agreement (Proposal No. 1)”

•	“Annex A—Agreement and Plan of Merger”

Item 8.	Fairness of the Transaction

(a) Fairness. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet”

•	“Questions and Answers About the Merger and the Special Meeting”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Opinion of Macquarie Capital”

•	“Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger”

•	“Special Factors—Recommendation of Our Board of Directors”

•	“Special Factors—Position of the Buyer Filings Persons as to the Fairness of the Merger”

•	“Special Factors—Position of Messrs. Diamond, Johnson and Morgenstein as to the Fairness of the Merger”

•	“Annex B—Opinion of Macquarie Capital (USA) Inc.”

The presentation dated June 23, 2010 and the presentations dated November 16, 2009, December 10, 2009, January 28, 2010, April 8, 2010 and April 16, 2010, each prepared by Macquarie Capital (USA) Inc. for the board of directors or the special committee of Alloy, are attached hereto as Exhibits (c)(2) — (c)(7) and are incorporated by reference herein.

(b) Factors Considered in Determining Fairness. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Other Important Considerations—Opinion of Macquarie Capital”

•	“Questions and Answers About the Merger and the Special Meeting”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Opinion of Macquarie Capital”

•	“Special Factors—Reasons for the Merger; Recommendation of the Special; Fairness of the Merger”

•	“Special Factors—Recommendation of our Board of Directors”

•	“Special Factors—Purpose and Reasons of the Buyer Filing Persons for the Merger”

•	“Special Factors—Purpose and Reasons of Messrs. Diamond, Johnson and Morgenstein for the Merger”

•	“Special Factors—Position of the Buyer Filing Persons as to the Fairness of the Merger”

•	“Special Factors—Position of Messrs. Diamond, Johnson and Morgenstein as to the Fairness of the Merger”

•	“Special Factors—Certain Effects of the Merger”

•	“Annex B—Opinion of Macquarie Capital (USA) Inc.”

The presentation dated June 23, 2010 and the presentations dated November 16, 2009, December 10, 2009, January 28, 2010, April 8, 2010 and April 16, 2010, each prepared by Macquarie Capital (USA) Inc. for the board of directors or special committee of Alloy, are attached hereto as Exhibits (c)(2) — (c)(7) and are incorporated by reference herein.

(c) Approval of Security Holders. The transaction is not structured so that approval of at least a majority of unaffiliated security holders is required. However, it is structured to require the holders of a majority of the outstanding shares of the Company’s common stock present in person or by proxy and voting at the Company’s special meeting to adopt the merger agreement as a condition to the merger. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—The Special Meeting”

•	“Questions and Answers About the Merger and the Special Meeting”

•	“The Special Meeting—Record Date; Shares Entitled to Vote; Quorum”

•	“The Special Meeting—Vote Required”

•	“Special Factors—Reasons for the Merger; Recommendation of the Special; Fairness of the Merger”

•	“Special Factors—Recommendation of our Board of Directors”

•	“The Merger Agreement (Proposal No. 1)—Conditions to the Completion of the Merger”

•	“Annex A—Agreement and Plan of Merger”

(d) Unaffiliated Representative. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Other Important Considerations—Opinion of Macquarie Capital”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger”

•	“Special Factors—Recommendation of our Board of Directors”

•	“Special Factors—Position of the Buyer Filing Persons as to the Fairness of the Merger”

•	“Special Factors—Position of Messrs. Diamond, Johnson and Morgenstein as to the Fairness of the Merger”

•	“Special Factors—Opinion of Macquarie Capital”

•	“Annex B—Opinion of Macquarie Capital (USA) Inc.”

(e) Approval of Directors. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Other Important Considerations—Recommendation of the Special Committee”

•	“Summary Term Sheet—Other Important Considerations—Recommendation of our Board of Directors”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger”

•	“Special Factors—Recommendation of the Board of Directors”

(f) Other Offers. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger”

•	“Special Factors—Recommendation of our Board of Directors”

Item 9.	Reports, Opinions, Appraisals and Certain Negotiations

(a) Report, Opinion or Appraisal. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Other Important Considerations—Opinion of Macquarie Capital”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger”

•	“Special Factors—Recommendation of our Board of Directors”

•	“Special Factors—Opinion of Macquarie Capital”

•	“Annex B—Opinion of Macquarie Capital (USA) Inc.”

The presentation dated June 23, 2010 and the presentations dated November 16, 2009, December 10, 2009, January 28, 2010, April 8, 2010 and April 16, 2010, each prepared by Macquarie Capital (USA) Inc. for the board of directors or special committee of Alloy, are attached hereto as Exhibits (c)(2) — (c)(7) and are incorporated by reference herein.

(b) Preparer and Summary of the Report, Opinion or Appraisal. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Other Important Considerations—Opinion of Macquarie Capital”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger”

•	“Special Factors—Recommendation of our Board of Directors”

•	“Special Factors—Opinion of Macquarie Capital”

•	“Annex B—Opinion of Macquarie Capital (USA) Inc.”

(c) Availability of Documents. The reports, opinions or appraisals referenced in this Item 9 will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of the Company’s common stock or representative who has been so designated in writing.

Item 10.	Source and Amounts of Funds or Other Consideration

(a) Source of Funds. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Financing”

•	“Summary Term Sheet—The Structure of the Merger and the Merger Agreement—Financing”

•	“Summary Term Sheet—The Structure of the Merger and the Merger Agreement—Limitations on Remedies and Liability Cap”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Financing of the Merger”

•	“Special Factors—Limited Guarantee”

•	“The Merger Agreement (Proposal No. 1)”

•	“Annex A—Agreement and Plan of Merger”

(b) Conditions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Financing”

•	“Summary Term Sheet—The Structure of the Merger and the Merger Agreement—Limitations on Remedies and Liability Cap”

•	“Special Factors—Effects on the Company if the Merger is Not Completed”

•	“Special Factors—Financing of the Merger”

•	“Special Factors—Limited Guarantee”

•	“The Merger Agreement (Proposal No. 1)”

•	“Annex A—Agreement and Plan of Merger”

(c) Expenses. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet”

•	“Special Factors—Financing of the Merger”

•	“Special Factors—Fees and Expenses of the Merger”

•	“The Special Meeting—Solicitation of Proxies”

•	“The Merger Agreement (Proposal No. 1)—Financing”

•	“The Merger Agreement (Proposal No. 1)—Termination Fees and Expenses”

•	“Annex A—Agreement and Plan of Merger”

(d) Borrowed Funds. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Financing”

•	“Special Factors—Background of the Merger”

•	“Special Factors—Financing of the Merger”

•	“The Merger Agreement (Proposal No. 1)”

•	“Annex A—Agreement and Plan of Merger”

Item 11.	Interest in Securities of the Subject Company

(a) Securities Ownership. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Other Important Considerations—Interests of the Company’s Directors and Executive Officers in the Merger”

•	“Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”

•	“Important Information About Alloy—Security Ownership of Certain Beneficial Owners and Management”

(b) Securities Transactions. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Important Information About Alloy—Transactions in Shares of Common Stock”

•	“Important Information About Alloy—Security Ownership of Certain Beneficial Owners and Management”

Item 12.	The Solicitation or Recommendation

(d) Intent to Tender or Vote in a Going-Private Transaction. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Other Important Considerations—Interests of the Company’s Directors and Executive Officers in the Merger”

•	“Questions and Answers About the Merger and the Special Meeting”

•	“The Special Meeting—Voting by Alloy’s Directors and Executive Officers”

•	“Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”

(e) Recommendations of Others. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Summary Term Sheet—Other Important Considerations—Recommendation of the Special Committee”

•	“Summary Term Sheet—Other Important Considerations—Recommendation of our Board of Directors”

•	“Questions and Answers About the Merger and the Special Meeting”

•	“The Special Meeting—Voting by Alloy’s Directors and Executive Officers”

•	“Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger”

•	“Special Factors—Recommendation of our Board of Directors”

Item 13.	Financial Information

(a) Financial Statements. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Important Information About Alloy—Financial Data”

•	“Important Information About Alloy—Ratio of Earnings to Fixed Charges”

•	“Important Information About Alloy—Book Value Per Share”

•	“Important Information About Alloy—Projected Financial Information”

•	“Where You Can Find More Information”

•	Annex F—Financial Statements

Certain of the materials filed as Exhibits (c)(2) — (c)(7) to this Schedule 13E-3 include projected financial information. Alloy does not, as a matter of course, publicly disclose projections as to its future financial performance. The projections were not prepared with a view to public disclosure and are included in this Schedule 13E-3 only because such information was made available, in whole or in part, to bidders and their financing sources in connection with their due diligence review of Alloy and to Macquarie Capital (USA) Inc. for use in connection with its financial analysis in connection with the merger. The projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, BDO USA, LLP (formerly BDO Seidman, LLP) has not examined, compiled or otherwise applied procedures to the projections included in any of the presentations filed as Exhibits to this Schedule 13E-3 and, accordingly, assumes no responsibility for, and expresses no opinion on, them.

(b) Pro Forma Information. Not Applicable.

Item 14.	Persons/Assets, Retained, Employed, Compensated or Used

(a) Solicitations or Recommendations. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Questions and Answers About the Merger and the Special Meeting”

•	“The Special Meeting—Solicitation of Proxies

•	“The Special Meeting—Questions and Additional Information”

(b) Employees and Corporate Assets. The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:

•	“Questions and Answers About the Merger and the Special Meeting”

•	“The Special Meeting—Solicitation of Proxies”

•	“Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”

Item 15.	Additional Information

(b) Other Material Information. The information contained in the Proxy Statement, including all annexes thereto, is incorporated herein by reference.

Item 16.	Exhibits

(a)(1)	Preliminary Proxy Statement of Alloy, Inc., incorporated herein by reference to the Schedule 14A filed with the Securities and Exchange Commission on July 21, 2010 (the “Proxy Statement”).

(a)(2)	Letter to Stockholders of Alloy, Inc., incorporated herein by reference to the Proxy Statement.

(a)(3)	Notice of Special Meeting of Stockholders of Alloy, Inc., incorporated herein by reference to the Proxy Statement.

(a)(4)	Form of Preliminary Proxy Card, incorporated herein by reference to the Proxy Statement.

(a)(5)	Form DEFA14A of Alloy, Inc., incorporated herein by reference to the Form DEFA14A filed with the Securities and Exchange Commission on June 25, 2010.

(a)(6)	Form 8-K of Alloy, Inc., incorporated herein by reference to the Form 8-K filed with the Securities and Exchange Commission on June 28, 2010.

(a)(7)	Form DEFA14A of Alloy, Inc., incorporated herein by reference to the Form DEFA14A filed with the Securities and Exchange Commission on June 28, 2010.

†(a)(8)	Letter Agreement dated as of June 23, 2010, by and between Alloy Media Holdings, L.L.C. and ZM Capital, L.P.

†(a)(9)	Letter Agreement dated as of June 23, 2010, by and between Alloy Media Holdings, L.L.C. and Private Equity Direct Partnership II (QP), LP.

†(a)(10)	Letter Agreement dated as of June 23, 2010, by and between Alloy Media Holdings, L.L.C. and Hudson River Co-Investment Fund, L.P.

†(a)(11)	Letter Agreement dated as of June 23, 2010, by and between Alloy Media Holdings, L.L.C. and NPE Caspian I B, L.P.

†(a)(12)	Letter Agreement dated as of June 23, 2010, by and among Alloy Media Holdings, L.L.C., Rosemont Solebury Co-Investment Fund, L.P. and Rosemont Solebury Co-Investment Fund (Offshore), L.P.

†(b)(1)	Letter Agreement dated as of June 23, 2010, by and among Bank of America, N.A., Banc of America Securities LLC, RBS Citizens, N.A., The Private Bank, Alloy Media Holdings, L.L.C. and Lexington Merger Sub Inc.

(c)(1)	Opinion of Macquarie Capital (USA) Inc. (“Macquarie Capital”), incorporated herein by reference to Annex B of the Proxy Statement.

(c)(2)*	Presentation of Macquarie Capital to the board of directors of Alloy, Inc., dated November 16, 2009.

†(c)(3)	Presentation of Macquarie Capital to the special committee of the board of directors of Alloy, Inc., dated December 10, 2009.

(c)(4)*	Presentation of Macquarie Capital to the special committee of the board of directors of Alloy, Inc., dated January 28, 2010.

(c)(5)*	Presentation of Macquarie Capital to the board of directors of Alloy, Inc., dated April 8, 2010.

(c)(6)*	Presentation of Macquarie Capital, dated April 16, 2010.

†(c)(7)	Presentation of Macquarie Capital to the board of directors and the special committee of the board of directors of Alloy, Inc., dated June 23, 2010.

(d)(1)	Agreement and Plan of Merger, dated as of June 23, 2010, by and among Alloy, Inc., Alloy Media Holdings, L.L.C. and Lexington Merger Sub Inc., incorporated herein by reference to Annex A to the Proxy Statement.

†(d)(2)	Limited Guarantee dated as of June 23, 2010, by ZM Capital, L.P., in favor of Alloy, Inc.

†(d)(3)	Stockholder Voting Agreement dated as of June 23, 2010, by and among Alloy Media Holdings, L.L.C., the stockholders named therein, and Alloy, Inc.

†(d)(4)	Summary of Employment and Equity Terms, Matthew C. Diamond (President & CEO).

†(d)(5)	Summary of Employment and Equity Terms, James K. Johnson, Jr. (Chief Operating Officer).

†(d)(6)	Summary of Employment and Equity Terms, Les Morgenstein (Chief Executive Officer, Alloy Entertainment).

††(d)(7)	Interim Investors Agreement, among Alloy Media Holdings, L.L.C. and the other parties appearing on the signature pages thereto, dated as of June 23, 2010.

(f)(1)	Section 262 of the Delaware General Corporation Law, incorporated herein by reference to Annex C of the Proxy Statement.

(g)	None.

*	These exhibits are being re-filed to include information which was previously omitted.
†	Previously filed on July 21, 2010.
††	Previously filed on August 30, 2010.

SIGNATURES

After due inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 22, 2010

ALLOY, INC.

By:	/s/ GINA DIGIOIA
Name:	Gina DiGioia
Title:	Secretary

ALLOY MEDIA HOLDINGS, L.L.C.

By:	/s/ ANDREW VOGEL
Name:	Andrew Vogel
Title:	Vice President and Secretary

LEXINGTON MERGER SUB INC.

By:	/s/ ANDREW VOGEL
Name:	Andrew Vogel
Title:	Vice President and Secretary

ZM CAPITAL, L.P.

By:	ZM Capital Partners, L.L.C., its general partner

By:	/s/ ANDREW VOGEL
Name:	Andrew Vogel
Title:	Managing Member

ZM CAPITAL MANAGEMENT, L.L.C.

By:	/s/ ANDREW VOGEL
Name:	Andrew Vogel
Title:	Managing Member

ZM CAPITAL PARTNERS, L.L.C.

By:	/S/ ANDREW VOGEL
Name:	Andrew Vogel
Title:	Managing Member

/s/ MATTHEW C. DIAMOND
Matthew C. Diamond

/s/ JAMES K. JOHNSON, JR.
James K. Johnson, Jr.

/s/ LES MORGENSTEIN
Les Morgenstein

[signature page to Schedule 13E-3]

Exhibit Index

Item 17.	Exhibits

(a)(1)	Preliminary Proxy Statement of Alloy, Inc., incorporated herein by reference to the Schedule 14A filed with the Securities and Exchange Commission on July 21, 2010 (the “Proxy Statement”).

(a)(2)	Letter to Stockholders of Alloy, Inc., incorporated herein by reference to the Proxy Statement.

(a)(3)	Notice of Special Meeting of Stockholders of Alloy, Inc., incorporated herein by reference to the Proxy Statement.

(a)(4)	Form of Preliminary Proxy Card, incorporated herein by reference to the Proxy Statement.

(a)(5)	Form DEFA14A of Alloy, Inc., incorporated herein by reference to the Form DEFA14A filed with the Securities and Exchange Commission on June 25, 2010.

(a)(6)	Form 8-K of Alloy, Inc., incorporated herein by reference to the Form 8-K filed with the Securities and Exchange Commission on June 28, 2010.

(a)(7)	Form DEFA14A of Alloy, Inc., incorporated herein by reference to the Form DEFA14A filed with the Securities and Exchange Commission on June 28, 2010.

†(a)(8)	Letter Agreement dated as of June 23, 2010, by and between Alloy Media Holdings, L.L.C. and ZM Capital, L.P.

†(a)(9)	Letter Agreement dated as of June 23, 2010, by and between Alloy Media Holdings, L.L.C. and Private Equity Direct Partnership II (QP), LP.

†(a)(10)	Letter Agreement dated as of June 23, 2010, by and between Alloy Media Holdings, L.L.C. and Hudson River Co-Investment Fund, L.P.

†(a)(11)	Letter Agreement dated as of June 23, 2010, by and between Alloy Media Holdings, L.L.C. and NPE Caspian I B, L.P.

†(a)(12)	Letter Agreement dated as of June 23, 2010, by and among Alloy Media Holdings, L.L.C., Rosemont Solebury Co-Investment Fund, L.P. and Rosemont Solebury Co-Investment Fund (Offshore), L.P.

†(b)(1)	Letter Agreement dated as of June 23, 2010, by and among Bank of America, N.A., Banc of America Securities LLC, RBS Citizens, N.A., The Private Bank, Alloy Media Holdings, L.L.C. and Lexington Merger Sub Inc.

(c)(1)	Opinion of Macquarie Capital (USA) Inc. (“Macquarie Capital”), incorporated herein by reference to Annex B of the Proxy Statement.

(c)(2)*	Presentation of Macquarie Capital to the board of directors of Alloy, Inc., dated November 16, 2009.

†(c)(3)	Presentation of Macquarie Capital to the special committee of the board of directors of Alloy, Inc., dated December 10, 2009.

(c)(4)*	Presentation of Macquarie Capital to the special committee of the board of directors of Alloy, Inc., dated January 28, 2010.

(c)(5)*	Presentation of Macquarie Capital to the board of directors of Alloy, Inc., dated April 8, 2010.

(c)(6)*	Presentation of Macquarie Capital, dated April 16, 2010.

†(c)(7)	Presentation of Macquarie Capital to the board of directors and the special committee of the board of directors of Alloy, Inc., dated June 23, 2010.

(d)(1)	Agreement and Plan of Merger, dated as of June 23, 2010, by and among Alloy, Inc., Alloy Media Holdings, L.L.C. and Lexington Merger Sub Inc., incorporated herein by reference to Annex A to the Proxy Statement.

†(d)(2)	Limited Guarantee dated as of June 23, 2010, by ZM Capital, L.P., in favor of Alloy, Inc.

†(d)(3)	Stockholder Voting Agreement dated as of June 23, 2010, by and among Alloy Media Holdings, L.L.C., the stockholders named therein, and Alloy, Inc.

†(d)(4)	Summary of Employment and Equity Terms, Matthew C. Diamond (President & CEO).

†(d)(5)	Summary of Employment and Equity Terms, James K. Johnson, Jr. (Chief Operating Officer).

†(d)(6)	Summary of Employment and Equity Terms, Les Morgenstein (Chief Executive Officer, Alloy Entertainment).

††(d)(7)	Interim Investors Agreement, among Alloy Media Holdings, L.L.C. and the other parties appearing on the signature pages thereto, dated as of June 23, 2010.

(f)(1)	Section 262 of the Delaware General Corporation Law, incorporated herein by reference to Annex C of the Proxy Statement.

(g)	None.

*	These exhibits are being re-filed to include information which was previously omitted.
†	Previously filed on July 21, 2010.
††	Previously filed on August 30, 2010.